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August 10, 1994


Mr. James A. Unruh
Chairman and Chief Executive Officer
Unisys Corporation
P.O. Box 500
Blue Bell, PA  19424

Dear Jim:

You are presently employed by Unisys Corporation (the "Corporation") as Chairman of the Board and Chief Executive Officer under the terms of a letter agreement dated December 20, 1991. This letter agreement (the "Agreement") supersedes and replaces the letter agreement dated December 20, 1991 and describes the terms and conditions of your employment with the Corporation on and after July 1, 1994 and through June 30, 1997. The provisions of this Agreement are as follows:

1. Base Salary. You shall continue to serve as Chairman of the Board and Chief Executive Officer of the Corporation at a base salary at the annual rate of not less than $800,000 per year. Your base salary level shall be reviewed periodically by the Compensation and Organization Committee (the "Committee") or its successor.

2. Annual Bonus. You shall be eligible to receive an annual bonus award at a target bonus level of not less than 100% of your base salary. The actual annual bonus paid to you, if any, shall be determined by the Committee in its sole discretion and shall be based on such factors as it deems appropriate. Your actual annual bonus payments, if any, shall be made in cash at the time of the award, subject to your election to defer receipt of all or any portion of the bonus award in accordance with the terms of the Deferred Compensation Plan for Officers of Unisys Corporation (or any successor deferred compensation program).

3. Long-Term Incentive Awards. You shall be eligible to receive stock option awards under the terms of the 1990 Long-Term Incentive Plan (or any successor stock option plan) and shall receive stock option awards in each year in which such awards are made to other executive officers generally. You shall also be eligible to receive long-term performance awards on an annual basis under the terms of the 1990 Long-Term Incentive Plan (or any successor thereto) in each year in which such awards are made to executive

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    officers generally.  Your annual award target (expressed in present value terms using the same methods and assumptions generally used in calculating award targets for other executive officers of the Corporation) for awards made under the 1990 Long-Term Incentive Plan (or any successor thereto) shall be 95% of the sum of your base salary and target annual bonus.

4. Benefit Programs. During your employment hereunder, you shall participate in the retirement, welfare, incentive, fringe, and perquisite programs generally made available to executive officers of the Corporation and at such benefit levels customarily provided to the Chairman of the Board and Chief Executive Officer of the Corporation.

5. Service on Other Boards. During the term of your employment hereunder, you shall render your full-time attention to the business affairs of the Corporation. You may serve on the board of directors of other companies as expressly approved by the Board of Directors in its discretion.

6. Death or Disability. In the event of your disability or death, all future compensation under this Agreement (other than those amounts and benefits described in the following sentence) shall terminate. You or your estate shall receive
    (a) an annual bonus award for the year in which you terminate employment in an amount equal to a pro rata portion, based on the period of service rendered, of the bonus amount paid in the previous year, (b) benefits under the retirement, welfare, incentive, fringe and perquisite programs generally available to executive officers upon disability or death and (c) any deferred account balance under the Deferred Compensation Plan for Officers of Unisys Corporation (or any successor deferred compensation program) in accordance with the terms of such plan. For purposes of this Agreement, disability means a mental or physical injury or illness which renders you incapable of substantially performing your duties hereunder for a period of six consecutive months and shall commence for purposes of this Agreement at the end of such six-month period.

7.  Termination of Employment.

         (a) Your employment may be terminated by the Company at any time with or without cause. In the event that you are terminated for "cause" (as defined below) or you terminate your employment for other than "good reason" (as defined below), no further amounts shall be paid to you

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    hereunder except as otherwise provided under the normal
    terms of the retirement, welfare, incentive, fringe, and perquisite programs in which you participated at your date of termination.

         (b) Upon termination by the Corporation without cause or your termination for good reason, you shall be entitled to the following:

              (1) An amount equal to 100% of the compensation allocable to the remaining term of employment hereunder as if you had continued to work through such remaining term of employment, but in no event less than one years' compensation. For purposes of this Section 7(b), compensation consists of base salary (at its then current rate on the date of termination) and annual bonus (in an amount equal to the average percentage of the annual bonus payments made for the three years preceding your date of termination, but in no event less than 50% of your target bonus times your base salary both as in effect at your date of termination). Such termination payments shall be paid in the same manner and at the same times as the salary and annual bonus due hereunder during employment.

              (2)  An amount equal to 100% of the amount
         otherwise payable with respect to Performance Awards under the Corporation's Long-Term Incentive Plan (or any successor incentive plan thereto) previously granted as if earned by continuous employment through the remaining term of this Agreement. Such termination payments shall be paid in the same manner and times as Performance Awards are paid to other executive officers.

              (3) Continued participation, at the same costs applicable to active employees, through attainment of age 55, or, if later, through the remaining term of this Agreement, in the Unisys Medical and Dental Plans (or, if such participation is prohibited by applicable law or the terms of the plans, participation in arrangements that will provide benefits substantially similar to those available under the Unisys Medical and Dental Plans) for you and your eligible dependents, subject, however, to the generally applicable terms of such plans;

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              (4)  Upon attainment of age 55, you shall be
         entitled to receive the post-retirement medical and post-retirement life insurance coverage generally available to other retired executive officers;

              (5)  Immediate and full vesting in all stock
         options, restricted stock and other awards made under the Corporation's Long-Term Incentive Plans (or under any successor incentive plan thereto); for purposes of stock option, SAR and other equity-based award exercise rights under the applicable Long-Term Incentive Plans (or any successor incentive plan thereto), you shall be treated as if you had retired on your normal retirement date as of your date of termination;

              (6) A noncontributory retirement benefit, payable beginning at age 55, calculated under the terms of the Unisys Elected Officer Pension Plan (or any successor pension plan thereto) as if you had satisfied the vesting requirements described in the Plan and as if you had continued employment through the remaining term of this Agreement;

              (7) Extension of the repayment period on any corporate interest-free home mortgage loan until the first to occur of the following: (i) the fifth anniversary of your date of termination; (ii) the date on which your home is sold; or (iii) the date on which your home is leased, unless such action has been approved by the Committee in its sole discretion.

         (c) For purposes of this Section 7, "cause" shall mean intentional dishonesty or gross neglect of your duties. "Good reason" shall mean (i) a reduction in your aggregate compensation target (base salary plus bonus target), as such amounts may be increased during the term of this Agreement, unless such reduction is due to your continued failure to adequately perform your duties (provided that the Corporation has provided you notice identifying the manner in which the Corporation believes that you have failed to adequately perform your duties, and you have failed to discontinue your inadequate performance within 90 days of receiving such notice) or is due to a reduction in compensation generally applicable to executive officers or
    (ii) a reduction in your duties or authority or your removal as Chairman of the Board or Chief Executive Officer of the Corporation or its successor, unless such reduction or removal is for cause, as defined above, or is on account of

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    your inability to substantially perform your duties for an aggregate of 120 days within any consecutive 12 month period due to a mental or physical injury or illness, and provided that your resignation occurs within 120 days after such reduction or removal.

         (d) You shall not be entitled to receive payments under the Unisys Income Assistance Plan or any successor severance or income assistance plan generally applicable to employees of the Corporation.

         (e) The payments specified in this paragraph 7 shall be paid notwithstanding the acceptance of other employment by you after termination of employment.

         (f) In the event that you become entitled to termination payments under this Section 7 and payments under your Executive Employment Agreement dated September 27, 1985 (the "Executive Employment Agreement"), then you shall not receive duplicate payments under both agreements. Instead, if you are entitled to benefits under both agreements, the provisions of this Agreement as to any matter or the corresponding provisions of your Executive Employment Agreement, whichever is more favorable to you or provides you with the greater benefit as determined by the Accounting Firm (as defined in Section 8), shall be used in determining your status, compensation and benefits, and other rights and obligations.

8.  Certain Additional Payments by the Corporation.

         (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Corporation to or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 8) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then you shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by you of all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any

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    interest and penalties imposed with respect thereto) and
    Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

         (b) Subject to the provisions of Section 8(c), all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young (the "Accounting Firm") which shall provide detailed supporting calculations both to the Corporation and you within 15 business days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by the Corporation. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change of control which has caused Section 4999 of the Code to be applicable, you shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. Any Gross-Up Payment, net of any taxes (including income and excise taxes) required to be withheld, as determined pursuant to this Section 8, shall be paid by the Corporation to you within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by you, it shall furnish you with a written opinion that failure to report the Excise Tax on your applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Corporation and you. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Corporation should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Corporation exhausts its remedies pursuant to
    Section 8(c) and you thereafter are required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to or for your benefit.

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         (c)  You shall notify the Corporation in writing of any
    claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after you are informed in writing of such claim and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

                (i)  give the Corporation any information
         reasonably requested by the Corporation relating to such claim,

               (ii)  take such action in connection with
         contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation,

              (iii)  cooperate with the Corporation in good
         faith in order effectively to contest such claim, and

               (iv) permit the Corporation to participate in any proceedings relating to such claim;

    provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8(c), the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in

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    any permissible manner, and you agree to prosecute such
    contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs you to pay such claim and sue for a refund, the Corporation shall advance the amount of such payment to you, on an interest-free basis and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporation's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (d) If, after the receipt by you of an amount advanced by the Corporation pursuant to Section 8(c), you become entitled to receive any refund with respect to such claim, you shall (subject to the Corporation's complying with the requirements of Section 8(c)) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by you of an amount advanced by the Corporation pursuant to Section 8(c), a determination is made that you shall not be entitled to any refund with respect to such claim and the Corporation does not notify you in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

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9.  Retirement Trust.

    (a) The Corporation shall establish a grantor trust, the assets of which shall be subject to the claims of creditors of the Corporation, to serve as a vehicle for payment of retirement benefit amounts due to you or your spouse under the terms of the Elected Officer Pension Plan and the Supplemental Executive Retirement Income Plan or any successor pension plans thereto (the "non-qualified plans"). Except as otherwise provided in Subsection (b), upon a potential change in control (as defined in Section 9(c)), the Committee shall determine in its sole discretion whether or not to contribute to the grantor trust, on a revocable basis, up to one hundred and five percent (105%) of the amounts necessary to provide in the manner described below the retirement benefit amounts due to you under the non-qualified plans, as calculated under Section 7(b)(6) of this Agreement. Any such contributions made to the grantor trust and any interest earned thereon may be returned to the Corporation, upon a written determination by the Committee that a potential change in control no longer exists, at any time prior to the occurrence of a change in control (as defined in
         Section 9(c)). If a change in control does not occur within one year from the date of the potential change in control (or, if one or more additional potential changes in control occur in that one-year period, then one year from the date of the most recent potential change in control), the trustee of the grantor trust shall return to the Corporation all amounts contributed upon the potential change in control to the grantor trust, and interest earned thereon. If a change in control occurs within the one-year period described in the preceding sentence, then the amounts contributed upon the potential change in control shall not be returned to the Corporation, the funding of the trust shall become irrevocable, and the trustee of the grantor trust shall purchase an annuity for the grantor trust from an insurance company having the top rating from any two of Standard & Poors Corporation, Moody's Investors Services and A.M. Best, in the amount necessary to provide payment of the retirement benefit amounts due to you under the non-qualified plans as calculated under Section 7(b)(6) hereof. In the event that contributions to the grantor trust by the Corporation, the trust's becoming irrevocable with respect to all assets, or the purchase of an annuity is
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         determined to be a taxable event to you, the grantor
         trust will permit such annuity to be surrendered to you by the trustee of the grantor trust, and the terms of the annuity will permit it to be cashed in by you. In the event that you continue to remain employed by the Corporation after the occurrence of the change in control, the Corporation, at its discretion, may contribute to the grantor trust the amounts necessary to provide from the trust any additional retirement benefits accrued by you under the non-qualified plans through your retirement.

    (b) The Corporation's ability to make contributions to the grantor trust described in Subsection (a) is conditioned upon the Corporation's receipt of (i) a favorable ruling from the Internal Revenue Service or
         (ii) a legal opinion from the Corporation's tax counsel, in a form acceptable to the Corporation as of the date of the change in control, that the actions contemplated by Section 9(a) will not constitute a taxable event to the beneficiary of the trust until such time as trust assets are paid from the trust to the beneficiary. If the Corporation does not receive such ruling or legal opinion, or, to the extent that the assets held in the trust at the occurrence of a change in control are not sufficient to purchase an annuity described in the fifth sentence of Section 9(a) in the full amount described therein, the Corporation shall pay to you in cash (in lieu of additional contributions to the grantor trust) an amount sufficient to purchase from the Prudential Insurance Company of America or the Metropolitan Life Insurance Company an annuity which, together with the annuity purchased by the trustee of the grantor trust pursuant to Section 9(a), will fully provide for the payment of the retirement benefit amounts due you under the non-qualified plans, calculated as if Section 7(b)(6) had been triggered. After a change in control has occurred, the calculation of your retirement benefits shall be made by the independent actuary that prepares the annual valuation for the non-qualified plans and that calculation shall be subject to review for reasonableness by the Corporation's independent auditors.

    (c) For purposes of this Section 9, a change in control shall be deemed to have taken place if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of
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         the Securities Exchange Act of 1934, as amended (the
         "Exchange Act")) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 50% or more of the combined voting power of the Corporation's then outstanding securities, or (ii) during any one-year period, individuals who at the beginning of such period constitute the Board, including for this purpose any new director whose election (y) resulted from a vacancy caused by the mandatory retirement, death or disability of a director and (z) was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, cease for any reason to constitute a majority thereof. A potential change in control shall be deemed to have taken place if (i) the Corporation enters into an agreement, the consummation of which would result in a change in control, (ii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 9.9% or more of the combined voting power of the Corporation's then outstanding securities, (iii) any person publicly announces an intent to take actions which, if consummated, would result in a change in control, or (iv) the Committee adopts a resolution that a potential change in control has taken place.

10. Extension of Term.

         (a) On July 1, 1997 and on the first day of each July thereafter, the term of employment hereunder shall be automatically extended by one additional year (July 1 - June
    30) unless prior to July 1, 1997 or the first day of July of any subsequent year, the Corporation shall deliver to you or you shall deliver to the Corporation written notice that the term of employment hereunder will not be further extended, in which case the term of employment hereunder will end at the expiration of the then existing term of employment hereunder, including any previous extension, and shall not be further extended except by agreement of the Corporation and you.

         (b) Notwithstanding Section 10(a), upon the occurrence of a change in control, this Agreement shall be extended for

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    an additional three years from the date of such change in
    control. For purposes of this Section 10(b), a change in control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding securities, and (ii) during any one-year period, individuals who at the beginning of such period constitute the Board, including for this purpose any new director whose election (y) resulted from a vacancy on the Board caused by the mandatory retirement, death or disability of a director and (z) was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, cease for any reason to constitute a majority thereof.

11. Successors. This Agreement shall be binding upon the Corporation and its successors and assigns. The Corporation will require any such successor to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place.

12. Miscellaneous. No provision of this agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Corporation. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without giving effect to the provisions thereof relating to conflicts of laws.

13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14. Other Agreements. It is not intended that you shall receive duplicate rights and benefits under this Agreement and any other agreement, contract, plan, or other arrangement with, or sponsored by, the Corporation. This Agreement supersedes and replaces all prior understandings and agreements between you and the Corporation except for your Executive Employment Agreement.

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15. Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Philadelphia, Pennsylvania in accordance with the rules of the American Arbitration Association. Any arbitration award will be final and conclusive upon the parties, and a judgment enforcing such award may be entered in any court of competent jurisdiction. The expenses incurred by you in pursuing arbitration (including reasonable legal fees and expenses) will be borne by the Corporation unless the arbitrator determines that you have caused the dispute to be submitted to arbitration in bad faith.

16. Corporate Approval. This Agreement has been authorized by the Board and approved by the Committee.

If the foregoing sets forth our agreement with you, please sign and return to us the enclosed copy of this Agreement.

Very truly yours,

UNISYS CORPORATION                 The foregoing is accepted:



_____________________________      ___________________________
Donald V. Seibert, Chairman        James A. Unruh
Compensation and Organization
  Committee
Board of Directors